4Q18 Earnings

February 28, 2019

Disclaimer

This presentation may contain statements that express BRF S.A. ("BRF") management's expectations, beliefs and assumptions about future events or results. Such statements are not historical facts and are based on currently available competitive, financial and economic data of the industries in which BRF operates.

The verbs "anticipate", "believe", "estimate", "expect", "forecast", "plan", "predict", "target", "aim", "seek" and other similar verbs are intended to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from those projected in this presentation and do not guarantee any future BRF performance. The factors that might affect performance include, but are not limited to: (i) market acceptance of BRF's products; (ii) volatility related to the Brazilian economy, as well as the economies of the other countries in which BRF also has relevant operations, the financial and securities markets and the highly competitive industries BRF operates in; (iii) changes in domestic and foreign legislation and taxation, as well as in government policies related to the domestic and foreign animal protein and related markets; (iv) increasing competition from new entrants to the Brazilian and international markets; (v) ability to keep up with rapid changes in the regulatory and technological environments; (vi) ability to maintain an ongoing process for introducing competitive new products and services while maintaining the competitiveness of existing ones; (vii) ability to attract customers in domestic and foreign jurisdictions. Other factors that could materially affect results can be found in BRF's Reference Form and in the annual report on Form 20-F, as filed with the U.S. Securities and Exchange Commission, particularly under the "Risk Factors" session.

All forward-looking statements in this presentation are based on information and data available as of the date they were made and BRF undertakes no obligation to update them in light of new information or future development.

This presentation does not constitute an offer to sell or a solicitation to purchase any security.

Initial Remarks

Pedro Parente

Global CEO

2018 main events

An year that required strategic and tactical measures focused on strengthening the business pillars


2018
2017
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
2019
Closure of Russian market
Trapaça Operation
MAPA Temporary Ban on exports
Election of New Board of Directors
EU BRF Plants delisting
Truck drivers' strike
Saudi Arabia *Non-stunning*
China anti-dumping fees
New CEO
Restructuring Plan; new organizational structure
5-Year Strategic Plan Released
Definition of New Management
Beginning of implementation of new mgmt. systems
SHB Merger
FIDC Issuance
Sale of Quickfoods and Várzea Grande
Sale of Avex
Sale of Campo Austral
Sale of Europe and Thailand

- **Operational and Financial Restructuring Plan** : 81% of the goal achieved (R$4.1 billion)
- **Refinancing of roughly R$6.3 billion** in 2018, closing 2018 with **strong cash of R$6.9 billion**
- **Revision of the financial leverage guidance** to approximately **3.65x** from 3.0x **at the end of 2019**
- **Organizational Structure:** 2018 - definition of the new **organizational structure** and fulfillment of upper-level leadership positions; 2019 - appointment of **Mr. Ivan de Souza Monteiro** as Chief Financial and Investor Relations Officer and **Unification Vice Presidencies for Halal and International segments** under the leadership of **Mr. Patricio Rohner**

Summary of Results - 2018

Non-recurring events strongly impacted BRF's results

BRF Results	2018	2017	y/y
Net Revenue	**34,529**	**33,469**	**3.2%**
Gross Profit	5,186	6,421	(19.2%)
Gross Margin	*15.0%*	*19.2%*	*(4.2) p.p.*
Adjusted EBITDA	**2,616**	**2,857**	**(8.4%)**
Adjusted EBITDA Margin	*7.6%*	*8.5%*	*(1.0) p.p.*
Net Income	**(4,466)**	**(1,099)**	**306.4%**

Non-Recurring Events	2018	2017	y/y
Impairment ARG/EUR/TAI/VZG	2,533	0	n.m.
Carne Fraca/Trapaça Op.	493	363	35.6%
Restructuring	214	0	n.m.
Truck drivers' strike	85	0	n.m.
Hyperinflation	73	0	n.m.
Other (hedge acc., taxes, minorit.)	130	(160)	(181.0%)
Total Non-Recurring Events	**3,527**	**203**	**n.m.**
Net Income / (Loss) ex non-recurring effects[1]	**(939)**	**(896)**	**4.9%**

1 Pro forma does not include fiscal effects

brf

Summary of Results - 4Q18

Gradually margin recovery from Adjusted EBITDA

BRF Results	4Q18	4Q17	y/y	2018	2017	y/y
Net Revenue	**9,546**	**8,901**	**7.2%**	**34,529**	**33,469**	**3.2%**
Gross Profit	1,634	1,655	(1.3%)	5,186	6,421	(19.2%)
Gross Margin	*17.1%*	*18.6%*	*(1.5) p.p.*	*15.0%*	*19.2%*	*(4.2) p.p.*
Adjusted EBITDA	**841**	**645**	**30.3%**	**2,616**	**2,857**	**(8.4%)**
Adjusted EBITDA Margin	*8.8%*	*7.2%*	*1.6 p.p.*	*7.6%*	*8.5%*	*(1.0) p.p.*

Monetization Plan Concluded

100% of initiatives fulfilled and 81% of the financial goal achieved

	R$ million
» **Divestments:** Argentina, Europe, Thailand and Várzea Grande-MT	1,982[1]
» **Sale of non-strategic assets**	241
» **Working Capital:** improvement of inventory management of frozen raw material + finished goods	970
» **Securitization of receivables:** Structuring of a Receivables Investment Fund – FIDC	875

Total concluded ~R$4.1 billion

Leverage of 5.12x[2] at the end of 2018

Target of 3.65x at the end of 2019

1. Considering FX in Dec/18; 2. Including the sale of all assets in Argentina, Europe and Thailand (US$486 million), the plant located in Várzea Grande-MT (R$100 million), non-transferred portion to FIDC in 2018 (R$200 million), and the foreign exchange variation between projected at Plan (R$3,80/US$) vs. Dec-18

Operational and Financial Performance 4Q18/2018

Lorival Luz
Global COO

BRF Consolidated Result - 2018

Continued + Discontinued Operations

Results 2018 - R$ Million	Consolidated	=	Continued	+	Discontinued
Volume (Thousand Tons)	4,974		4,441		533
Net Revenues	**34,529**		**30,188**		**4,341**
Average price (R$/Kg)	*6.94*		*6.80*		*8.14*
COGS	(29,343)		(25,321)		(4,022)
Gross Profit	**5,186**		**4,868**		**318**
Gross Margin (%)	*15.0%*		*16.1%*		*7.3%*
Adjusted EBITDA	**2,616**		**2,462**		**154**
Adjusted EBITDA Margin (%)	*7.6%*		*8.2%*		*3.5%*
Consolidated Net / (Loss) Income	**(4,466)**		**(2,115)**		**(2,352)**
Net Margin (%)	*(12.9%)*		*(7.0%)*		*(54.2%)*

» **Discontinued operations** include assets sold in **Argentina, Europe, and Thailand**

» **Volume and Net Revenues** from discontinued operation → **~10% of consolidated results**

» **Adjusted EBITDA** from discontinued operations → **~5% of consolidated results,** mainly on 1H18 (when plants were still able to export to Europe)

BRF Consolidated Result - 4Q18

Continued + Discontinued Operations

Results - R$ Million	Consolidated	= Continued	+ Discontinued
Volume (Thousand Tons)	1,283	1,153	130
Net Revenues	**9,546**	**8,289**	**1,257**
Average price (R$/Kg)	*7.44*	*7.19*	*9.70*
COGS	(7,912)	(6,719)	(1,193)
Gross Profit	**1,634**	**1,570**	**64**
Gross Margin (%)	*17.1%*	*18.9%*	*5.1%*
EBITDA Adjusted	**841**	**843**	**(2)**
EBITDA Adjusted Margin (%)	*8.8%*	*10.2%*	*(0.2%)*
Consolidated Net / (Loss) Income	**(2,125)**	**313**	**(2,438)**
Net Margin (%)	*(22.3%)*	*3.8%*	*(194.0%)*

» **Discontinued operations** include assets sold in **Argentina, Europe, and Thailand**

» **Adjusted EBITDA** from continued operations**: R$838 million, Adjusted EBITDA margin of 10.2%**

» **Net Income** from continued operations**: R$313 million, net margin of 3.8%**

Brazil Segment

Improved expense control helped offset increase in direct costs

4Q17 x 4Q18

Net Revenue
(R$ MM)



+11.6%
4.244
4.735
4Q17
4Q18

Adjusted EBITDA (R$ MM)
Adj. EBITDA Margin (%)



+1.6 p.p.
10,2%
11,7%
431
556
+29.0%
4Q17
4Q18

- Average sale price: **+6.1%**
- **Process of margin recovery**
- **Price recovery of in natura poultry and pork** in 2S18, reflecting better balance between supply and demand

2017 x 2018

Net Revenue
(R$ MM)



+7.2%
15.189
16.285
2017
2018

Adjusted EBITDA (R$ MM)
Adj. EBITDA Margin (%)



12,4%
-3.3 p.p.
9,1%
1.887
1.488
-21.2%
2017
2018

- Grains cost increase: **+30%**
- **Increased volumes,** mainly in natura, and stable average prices **did not offset costs increases**
- **More efficient** SG&A expense management

Halal Segment

Increased profitability due to better product and channel management

4Q17 x 4Q18

Net Revenue
(R$ MM)



+14.6%
1.871
2.144
4Q17
4Q18

Adjusted EBITDA (R$ MM)
Adj. EBITDA Margin (%)



+2.4 p.p.
9,6%
7,2%
205
134
+52.5%
4Q17
4Q18

- Volume allocations in **more profitable channels**
- **Better product/pricing mix at GCC + expense reduction** offset increase in grain prices and seasonality
- **Turkey:** cost pressure related to Turkish lira devaluation

2017 x 2018

Net Revenue
(R$ MM)



+23.9%
6.694
8.293
2017
2018

Adjusted EBITDA (R$ MM)
Adj. EBITDA Margin (%)



10,1%
+4.6 p.p.
840
5,5%
+128.1%
368
2017
2018

- **Volume increase,** higher share of direct distribution
- Volume allocations in **more profitable channels, better product mix**, expense reduction
- **Banvit: EBITDA margin ~11%**

International Segment

Volumes and profitability in the region impacted by market restrictions

4Q17 x 4Q18

Net Revenue
(R$ MM)


1.965
-11.9%
1.731
4Q17
4Q18

Adjusted EBITDA (R$ MM)
Adj. EBITDA Margin (%)


8.5%
-8.1 p.p.
166
n.m.
0.3%
6
4Q17
4Q18

- Average price**: up by 3.8%**
- Lower shipped volumes: down by **15.1%**
  - **Volume restrictions** in Europe and Russia**;** temporary **anti-dumping measures** imposed by China

2017 x 2018

Net Revenue
(R$ MM)


8.497
-18.1%
6.959
2017
2018

Adjusted EBITDA (R$ MM)
Adj. EBITDA Margin (%)


9,7%
-6.7 p.p.
823
-74.6%
3,0%
209
2017
2018

- **Discontinued** operations: NOR of R$2,603 MM and Adjusted EBITDA of R$140 MM in 2018
- Average price: down by **2.5%**
- **Volume restrictions** in Europe and Russia impacted operational leverage

Free Cash Flow

Decisive contribution of the Monetization Plan to the reduction of indebtedness / leverage

Million BRL	4Q17	4Q18	4Q18 Pro forma[1]	2017	2018	2018 Pro forma[1]
Cash Flow from Operating Activities	**1,027**	**1,067**	**1,267**	**1,864**	**1,533**	**1,733**
CAPEX	(310)	(406)	(406)	(1,617)	(1,632)	(1,632)
M&A and Sale of Assets	35	213	2,015	(729)	259	2,062
Cash Flow from Investments	**(275)**	**(193)**	**1,609**	**(2,346)**	**(1,373)**	**429**
Cash Flow from Operations (+/-) Investments	**752**	**874**	**2,877**	**(482)**	**160**	**2,163**
Cash Flow from Financing Activities	7	(920)	(952)	(1,231)	(824)	(856)
Free Cash Flow	**758**	**(46)**	**1,925**	**(1,713)**	**(664)**	**1,306**

» Pro forma[1] **operating cash generation** of **R$1,267 million** in 4Q18 and **R$1,733 million** in 2018, mainly impacted by improvement in **working capital**

» Pro forma[1] **Free Cash Flow** of **R$1,925 million** in 4Q18 and **R$1,306 million** in 2018, mainly impacted by **Asset Sale** and will be totally used for **debt reduction**

[1] Including the sale of all assets in Argentina, Europe and Thailand (US$486 million), the plant located in Várzea Grande-MT (R$100 million) and the non-transferred portion to FIDC in 2018 (R$200 million)

Indebtedness & Leverage

Strong liquidity position; in 2019 focus on lengthening debt profile and reducing average cost

Financial Leverage 4Q18 (R$ million)



4,46x
4,44x
5,69x
6,74x
5.12x1
15.610
13.310
14.019
15.696
16.323
13,4041
4Q17
1Q18
2Q18
3Q18
4Q18
Net Debt
Net Debt / Adj. EBITDA LTM

Gross Debt 4Q18 | R$22.6 billion



Subsidized lines
Capital Markets
1%
Agribusiness loans
26%
Other and tax incentives
2%
15%
Trade finance
Other currencies
BRL

Debt Profile 4Q18 | (R$ MM)



Average Maturity: 3.0 years
6,946
4,644
3,428
2,961
3,082
8,205
Cash & Equivalents
2019
2020
2021
2022
2023+

[1] Including pro forma adjustments related to the cash in from the sale of assets in Argentina, Europe and Thailand, the non-transferred portion to FIDC and FX=R$3.80/US$. Taking into consideration the accounting numbers, leverage is 5.97x.

Prefunding 2019

2019 financial obligations totally addressed


6.946
200
564
100
1.318
-179
-4.256
-388
700
400
5.405*
4Q18 Cash
FIDC**
Argentina
Vz. Gde.
EU+TAI
Minorit. EU
Amort. '19
Interest '19
Santander
Refinanc.***
4Q19E Cash

* Estimates do not incorporate FCF effects in 2019; ** Non-transferred portion in 2018; *** ~ R$100 million already executed in Feb-19, other refinancing refers to the Mandatory Rural Credit Funds estimated in 2019.

Grains / proteins outlook for 2019

Recovery of protein prices in 2H18 and stable outlook for grain prices for 2019

Soybean and Corn Price


140
130
120
110
100
90
80
BASE 100
Jan-18
Feb-18
Apr-18
May-18
Jul-18
Aug-18
Oct-18
Nov-18
Dec-18
Feb-19
Mar-19
May-19
Jun-19
Aug-19
Sep-19
Soybean
Corn
Future Soybean¹
Future Corn

Whole Chicken and Pork Carcass Price Cepea/ESALQ


140
130
120
110
100
90
80
70
BASE 100
Jan-18
Feb-18
Apr-18
May-18
Jul-18
Aug-18
Oct-18
Nov-18
Dec-18
Feb-19
Chicken
Pork

» **Grain prices** present a **stable** scenario

» **Protein prices** present a recovery scenario

¹ BRF Estimates, CBOT quotes in 02/26/2019, equivalent to Paranaguá-PR; ² B3 quotes in 02/26/2019.

Closing Remarks

Pedro Parente
Global CEO

Strategic Plan – 5 years

Focus on key regions, strengthening the business and rigorous execution of strategy

Strategic Plan Goals

2019

- Reversal of declining margin trend
- **Operational excellence**
- **High performance management**
- Leverage target at the end of 2019: **3.65x**

2020

- Consolidation of fundamentals in **leadership, innovation and financial strength**
- Back to **historical profitability levels**

2021

- Pursuance of **ongoing and sustainable growth**
- **Rigorous execution**
- Delivery of profitability levels **above historical average**

BRF Commitments: Safety, Quality and Integrity

Q&A

IR Contacts:
+55 11 2322 5377
acoes@brf-br.com